Sub-Item 77Q1

SPECIAL OPPORTUNITIES FUND, INC.

CERTIFICATE OF CHAIRMAN AND SECRETARY FOR BOARD RESOLUTION
APPROVING BYLAW AMENDMENT

I, Phillip Goldstein, Chairman and Secretary of Special Opportunities Fund, Inc. (Olda Insured Municipal Income Fund Inc.), a Maryland corporation listed on the New York Stock Exchange (the "Fund"), hereby certify that, at a duly convened meeting of the Board of Directors("Board") of the Fund held on September 24, 2009, the Board duly and unanimously approved the following preambles and resolution:

WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board the elimination of the Board's retirement policy (the"Retirement Policy"), as set forth in Article III, Section 13 of the Fund's Amended and Restated Bylaws (the "Bylaws"); and

WHEREAS, the full Board has accepted the recommendation of the Nominating and Corporate Governance Committee and has determined that it is in the best interest of the fund to eliminate the Retirement Policy.

NOW, THEREFORE, BE IT:

RESOLVED, that pursuant to Article X, Section 1 of the Bylaws concerning amendments to the Bylaws, Article III, Section 13 of the Bylaws be, and it hereby is,deleted in its entirety.

IN WITNESS WHEREOF, I have signed this certificate on this 11th day of February, 2010.

/s/ Phillip Goldstein
 Phillip Goldstein

The undersigned President of the Fund hereby certifies that Phillip Goldstein is the duly appointed Chairman and Secretary of the Fund and that Mr. Goldstein executed this certificate on this 11th day of February, 2010.

/s/ Andrew Dakos
Andrew Dakos